EV Energy Partners Names Ron Gajdica Senior Vice President of Acquisitions

HOUSTON, TX, Jun 01, 2010 (MARKETWIRE via COMTEX News Network) — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced that Ronald J. Gajdica, PhD, PE, has joined the company as Senior Vice President of Acquisitions.

Prior to joining EVEP, Gajdica served as Managing Director of Scotia Waterous in Houston where he was responsible for the Mergers, Acquisitions and Divestment technical advisory team for the U.S. and Latin America. Under his leadership this team executed an average of over $300 million of transactions per month.

"Ron brings a wealth of knowledge and experience to EVEP's acquisition efforts," said John B. Walker, Chairman and CEO. "His contacts, technical expertise and evaluation skills will enhance EVEP's ability to continue its steady growth through accretive acquisitions."

Prior to joining Scotia Waterous, Gajdica held positions in global planning and evaluation, project development and production and operations at BHP Billiton Petroleum, ARCO and Tenneco Oil Company.

Gajdica earned his B.S. in Petroleum Engineering from Texas A&M University in 1983, where he was ranked first in his class of 230 students. He also earned his M.S. in Petroleum Engineering from Texas A&M, and his Ph.D. in Petroleum Engineering from Stanford University.

As an inducement to his employment, Gajdica was awarded 30,000 phantom units, 25% of which will vest on each of January 15, 2011, 2012, 2013 and 2014, assuming continued employment and subject to earlier vesting upon certain conditions. When they vest, the phantom units convert into common units of limited partner interest in EVEP or, at the election of EVEP, a cash payment equal to the value of a common unit on the date of vesting. Prior to vesting, each phantom unit will entitle Gajdica to receive distributions equal to the distributions paid by EVEP on a common unit.

EV Energy Partners, L.P., is a Houston based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. This press release does not constitute an offer of any securities for sale. The securities referred to herein have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

EV Energy Partners, L.P., Houston
Michael E. Mercer
713-651-1144
http://www.evenergypartners.com

SOURCE: EV Energy Partners, L.P.

http://www.evenergypartners.com/